Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Eric Hausman, Media, (612) 761-2054
Target Media Hotline, (612) 696-3400

Target Recommends Shareholders
Reject TRC Capital’s “Mini-Tender” Offer

MINNEAPOLIS (Nov. 4, 2014) – Target Corporation (NYSE: TGT) received notice of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2,000,000 shares of Target’s common stock, at a price of $59.00 per share in cash, without interest. The offering price is approximately 4.5 percent below the closing price per share of Target common stock on Oct. 30, 2014, the last trading day before the mini-tender offer was commenced. The offer is for approximately 0.32 percent of the outstanding shares of Target’s common stock.
Target does not endorse this unsolicited mini-tender offer and recommends that shareholders reject the offer because the offer price is below the current market price for Target shares and is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer. Target also recommends that any shareholders who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m., Eastern Time, on Dec. 2, 2014.
Target is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.
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Target Recommends Shareholders Reject TRC Capital’s “Mini-Tender” Offer – Page 2 of 2
TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than five percent of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements applicable to most bids under United States securities laws. The U.S. Securities and Exchange Commission (SEC) has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC also published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.
Target encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
Target urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.
Target requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to Target Corporation shares of common stock.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,934 stores — 1,801 in the United States and 133 in Canada — and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit ABullseyeView.com or follow @TargetNews on Twitter.
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